Exhibit 99.1

     SERVICE CORPORATION INTERNATIONAL ANNOUNCES CONSENT DECREE WITH FEDERAL
                  TRADE COMMISSION AND ANTICIPATED CLOSING DATE
                     FOR MERGER WITH ALDERWOODS GROUP, INC.

     HOUSTON, Nov. 22 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SCI) announced today that it has, together with Alderwoods Group, Inc. (Nasdaq: AWGI), executed a consent decree, which has been accepted for public comment by the U.S. Federal Trade Commission (the "FTC"). As a result, SCI and Alderwoods have obtained all required regulatory approvals to consummate the merger pursuant to the merger agreement entered into on April 2, 2006. Subject to the satisfaction of other customary closing conditions, SCI and Alderwoods expect to consummate the merger on Tuesday, November 28, 2006.

     The consent decree requires SCI to divest of certain Alderwoods and SCI assets. These assets include 55 locations with annual revenues and operating income of approximately $57 million and $11 million, respectively. SCI has reached definitive agreements for disposition of most of these assets, which agreements remain subject to FTC approval, and is finalizing agreements with respect to the others. SCI expects to receive proceeds of $120 to $130 million as a result of these divestitures.

     "This is an exciting time for SCI," said Tom Ryan, President and CEO of SCI. "With Alderwoods, we are gaining an outstanding group of businesses and well-respected people who have a shared commitment to excellence. The acquisition of Alderwoods is part of our long-term strategy to deliver enhanced shareholder value. By combining the two leading companies in the North American deathcare industry, we are creating an even broader and stronger platform from which to drive differential growth by further leveraging our scale, tailoring our approach to customers' needs, and pioneering innovative products and delivery of services to a growing customer base."

     After giving effect to the acquisition and the related transactions, the combined company will have more than 2,000 funeral service and cemetery locations throughout North America and generate approximately $2.3 billion of revenues. SCI expects to achieve annual pretax cost savings of $60 to $70 million as a result of the Alderwoods acquisition, principally through the elimination of duplicate information technology systems and infrastructure; duplicate accounting, finance, legal and other systems; overlapping management; and duplicative executive and public company costs. "These savings will be fully realized and the integration of Alderwoods will be substantially completed within the next eighteen months," commented Michael Webb, Executive Vice President and COO of SCI. "Our integration planning teams have worked tirelessly over the past several months to position the combined company for a seamless integration and we are ready to hit the ground running."

     Forward-Looking Statements

     Certain statements contained in this press release regarding expected future events, as well as certain information in other filings with the Securities and Exchange Commission ("SEC") and elsewhere, are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934. The words "believe," "will," "continue," "expect" and similar expressions identify these forward-looking statements. These forward-looking statements are based on the current expectations and beliefs of SCI management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, various uncertainties associated with the funeral service industry in general and Alderwoods' and SCI's operations in particular; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; and disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers. Additional factors that may affect future results are contained in Alderwoods' and SCI's periodic reports filed with the SEC, especially under the headings "Forward-Looking Statements" and "Risk Factors." Alderwoods and SCI undertake no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

     About Service Corporation International

     Service Corporation International, headquartered in Houston, Texas, is North America's leading provider of deathcare products and services. At September 30, 2006 and excluding the effects of the merger, we owned and operated 827 funeral homes, 144 cemeteries, and 171 combination funeral homes and cemeteries in 41 states, seven Canadian provinces, and the District of Columbia. Through our businesses, we market the Dignity Memorial(R) brand which offers assurance of quality, value, caring service and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at http://www.sci-corp.com . For more information about Dignity Memorial(R) please visit http://www.dignitymemorial.com.

     Contacts
     Investors:  Debbie Young - Director / Investor Relations
                 (713) 525-9088

     Media:      Greg Bolton - Director / Corporate Communications
                 (713) 525-5235

SOURCE  Service Corporation International
     -0-                             11/22/2006
     /CONTACT: investors, Debbie Young, Director-Investor Relations, +1-713-525-9088, or media, Greg Bolton, Director-Corporate Communications, +1-713-525-5235, both of Service Corporation International/
     /Web site:  http://www.sci-corp.com
                 http://www.dignitymemorial.com /
     (SCI AWGI)